NEW YORK STATE DEPARTMENT OF ENVIRONMENTAL CONSERVATION

In the Matter of Greenidge Generation LLC's Application for a Title V Air Permit Renewal

DEC Permit ID. No. 8-57360-0004/00017

STIPULATION OF SETTLEMENT

WHEREAS, this Stipulation of Settlement ("Stipulation") is made as of the 7h day of November, 2025 (the "Signing Date"), by and among Greenidge Generation LLC ("Greenidge") and the New York State Department of Environmental Conservation ("NYSDEC"). Greenidge and NYSDEC are each a "Party" and collectively referred to as the "Parties."

WHEREAS, on March 5, 2021, Greenidge submitted a timely application to NYSDEC to renew its Title V Air Permit ("Title V Permit"), originally issued on September 7, 2016.

WHEREAS, on September 8, 2021, NYSDEC issued for public review and comment a draft Title V permit and associated application materials ("the 2021 draft Title V Permit").

WHEREAS, on June 30, 2022, NYSDEC issued Greenidge a Notice of Denial of Title V Air Permit ("Denial"), wherein NYSDEC denied Greenidge's Title V permit renewal application for the Greenidge Generation Facility ("Facility") based on Section 7(2) of the Climate Leadership and Community Protection Act ("CLCPA").

WHEREAS, following the Denial, Greenidge submitted a timely request for an adjudicatory hearing, in accordance with 6 NYCRR Part 624 (Part 624, Permit Hearing Procedures), on July 28, 2022. An issues conference was held on December 8, 2022 and January 4, 2023 before the assigned Administrative Law Judge ("ALJ") and, on September 22, 2023, the ALJ issued a Ruling on Issues and Party Status.

WHEREAS, by Memorandum dated September 19, 2022, the Commissioner of the New York State Department of Environmental Conservation delegated decision-making authority in this matter to Dereth B. Glance, then Deputy Commissioner for Environmental Remediation and Materials Management, now Region 7 Regional Director (the "Commissioner's Designee").

WHEREAS, on November 13, 2023, Greenidge filed a timely administrative appeal, challenging the ALJ's decision not to advance certain issues to adjudication.

WHEREAS, NYSDEC issued a Final Decision on May 8, 2024 (the "Final Decision"), which concluded that no hearing was necessary and upheld the Denial.

WHEREAS, on August 15, 2024, Greenidge timely commenced a hybrid Article 78 proceeding in Yates County Supreme Court by filing a Verified Petition and Complaint, challenging the Denial as affirmed by the Final Decision.

WHEREAS, on November 14, 2024, the Supreme Court issued a Decision and Order. Among other things, the Supreme Court upheld NYSDEC's authority to deny a Title V permit renewal but annulled the Final Decision and remitted the matter to NYSDEC "for further proceedings consistent with this Decision."

WHEREAS, on December 13, 2024, Greenidge timely filed its Notice of Appeal and, on June 13, 2025, Greenidge perfected it appeal with the Appellate Division, Fourth Department.

WHEREAS, while Greenidge's appeal is pending before the Appellate Division, Fourth Department, the Part 624 administrative process has continued.

WHEREAS, during the Parties' ongoing administrative and judicial litigation, the Facility's Title V permit remains valid pursuant to State Administrative Procedure Act ("SAPA") § 401(2).

WHEREAS, the Parties agree that resolution of the pending administrative and judicial litigation would allow for an immediate reduction of the Facility's potential to emit greenhouse gas emissions ("GHG") and serve the interests of judicial economy.

WHEREAS, attached to this Stipulation are the following Exhibits, each reflecting the mutual agreement of NYSDEC staff and Greenidge:

1. EXHIBIT A: ALJ Order of Disposition;
2. EXHIBIT B: Decision of the Regional Director;
3. EXHIBIT C: Fourth Department Stipulation Withdrawing Appeal;
4. EXHIBIT D: Fourth Department Motion to Withdraw Appeal.

NOW, THEREFORE, the Parties, in consideration of the terms and conditions set forth herein, agree as follows:

1. Within five (5) days after the effective date of this Stipulation, Greenidge agrees to submit to NYSDEC an application to modify and renew its existing Title V air permit (the "Application") with the emissions limits and reporting requirements reflected in Schedule 1. The Application will supplement the Permit Renewal Application previously submitted to NYSDEC on March 5, 2021. In the event Greenidge fails to submit the Application within five (5) days after the effective date of this Stipulation, the Stipulation shall be immediately and irrevocably null and void and of no further force or effect, without further notice by either party to the other.
2. NYSDEC agrees to process Greenidge's Application under the New York State Uniform Procedures Act and NYSDEC's implementing regulations at 6 NYCRR Part 621 (Part 621) and issue a draft Title V permit modification and renewal, with substantially the same conditions as in the 2021 draft Title V permit and with the emissions limits and reporting

requirements set forth in Schedule 1 included therein as new permit conditions. The draft Title V permit will be subject to public review and comment in accordance with applicable NYSDEC regulations for modifying and renewing permits, including Part 621.

3. The Application shall be a sufficient application for renewal as defined at 6 NYCRR 621.2 (Part 621, Uniform Procedures), and include all application forms as deemed necessary by NYSDEC, and all supplemental information and plans required by specific program regulations for renewing permits and identifies any material changes in regulated operations or environmental conditions at the Facility before it can be a draft Title V permit will be noticed for public comment as described herein.
4. NYSDEC has determined that the emissions limits set forth in Schedule 1 establish the Facility's consistency with the Statewide GHG emission limits as established by the Climate Leadership and Community Protection Act ("the Climate Act").
5. The emissions limits set forth in Schedule 1 shall be included in the draft Title V permit as a new permit condition, or multiple conditions as determined by NYSDEC, and no draft Title V permit will be issued that does not contain these emissions limits. Corresponding reporting requirements to ensure compliance with these emissions limits shall also be included as a new permit condition, or multiple conditions as determined by NYSDEC.
6. Following public review and comment, NYSDEC will respond to any such comments to the extent required by applicable law and, if the Department determines no comments warrant further administrative proceedings, thereafter, forward any responsiveness summary and Proposed Title V permit modification and renewal to the United States Environmental Protection Agency ("EPA") for its formal 45-day review period as required under the Clean Air Act ("CAA") and NYSDEC's implementing regulations.

7. In accordance with 6 NYCRR 621.7(b)(9) and 201-6.3(c), the EPA Administrator has the authority to object to and bar issuance of any Title V Facility Permit if it is determined not to be in compliance with applicable requirements of the CAA or 6 NYCRR Part 201. No permit for which an application must be transmitted to the Administrator can be issued if the Administrator objects to its issuance in writing within 45 days of receipt of the proposed permit and all necessary supporting information.

8. If the Administrator does not object in writing within the 45-day review period, NYSDEC agrees to issue a final Title V permit modification and renewal to Greenidge for the Facility, provided that the pending appeal described in Paragraph 10 of this Stipulation has been withdrawn.

9. During the pendency of Greenidge's Title V air permit modification and renewal, Greenidge's current Title V Permit will remain valid pursuant to SAPA § 401(2).

10. Within five (5) calendar days after the effective date of this Stipulation, the Parties will submit this Stipulation, and the Application described in Paragraph 1 of this Stipulation to the ALJ and request discontinuance of the administrative hearing on this matter. The Parties will request that the ALJ issue an ALJ Order of Disposition (the "ALJ Order"), as attached hereto as Exhibit A, to discontinue and subsequently close, upon issuance of a final Title V permit, the administrative hearing record for this matter. The ALJ Order will be issued concurrent with the directive of the Commissioner's Designee in a final decision and directive to Department staff, as attached hereto as Exhibit B.

11. Within five (5) days of the ALJ's discontinuance of the administrative proceedings, Greenidge agrees to seek to withdraw its appeal currently before the New York State Appellate Division, Fourth Department, through stipulation of the parties to that appeal, as

attached hereto as Exhibit C. Should all the parties not agree to the stipulation within five (5) days of the ALJ's discontinuance of the administrative proceedings, Greenidge agrees to make a motion, hereto attached as Exhibit D, to withdraw its appeal returnable at the next available return date.

12. In no case shall a final Title V permit be issued until the pending appeal described in Paragraph 10 of this Stipulation has been withdrawn.

13. The Parties will work in good faith to file all necessary and appropriate documents with the ALJ and Fourth Department, Appellate Division.

14. Any objection by the parties granted party status in the pending administrative hearing before the ALJ, participating as a party in the pending judicial litigation, or by an entity or individual that comments during the public comment period will not impair the terms of this Stipulation or NYSDEC's agreement to issue Greenidge a final Title V permit modification and renewal with the emissions limits set forth in Schedule 1, except as required by law.

15. Greenidge waives its right to challenge, administratively or judicially, any permit issued pursuant to the terms of the Stipulation. This Stipulation does not otherwise affect the rights of parties to seek administrative or judicial review of the permit issued pursuant thereto.

16. Each Party shall defend such Party's actions in the foregoing Paragraphs, specifically including issuance of the final Title V permit modification and renewal described in this Stipulation, in any and all tribunals and courts.

17. This Stipulation does not constitute any admission or acknowledgment of any fact, conclusion of law, or liability by any Party. All parties to the Stipulation agree to bear their

own costs and waive any right to attorneys' fees in connection with the administrative or judicial proceedings.

18. This Stipulation contains the entire understanding of the Parties with respect to the subject matter of this Stipulation and may be modified or extended only in writing. No other agreements, express or implied, oral or written, have been made between the Parties concerning the subject matter of this Stipulation.

19. This Stipulation is effective upon execution by the Parties. This Stipulation may be executed in counterparts, and signatures transmitted electronically shall be deemed originals.

20. The undersigned representative of each of the Parties certifies that he or she is fully authorized to enter into the terms and conditions of this Stipulation and to legally bind such party to all terms and conditions of this Stipulation. This Stipulation shall be binding upon the Parties and any successors or assigns.

NEW YORK STATE DEPARTMENT OF ENVIRONMENTAL CONSERVATION

By: ______________________
Henry Tranes, Esq.

Associate Attorney
Attorney for Department Staff
625 Broadway, Albany, NY 12233-4500
(518) 402-6887
henry.tranes@dec.ny.gov

BARCLAY DAMON LLP

By: ______________________
Yvonne E. Hennessey, Esq.

Attorney for Greenidge Generation LLC
80 State Street
Albany, NY 12207
(518) 429-4293|
YHennessey@barclaydamon.com

Dated: November 7, 2025

[Concurrences may be reflected via amendment]

SCHEDULE 1

Permit Year	Actual Emissions Limit (tons of CO_2e/year) *
PY1	475,683.48
PY2	475,683.48
PY3	428,115.13
PY4	380,426.78
PY5	358,071.27

Notes: The following terms shall be incorporated as conditions in the draft Title V permit and shall be included in any final Title V permit issued in accordance with the Stipulation:

* Emissions limits to be based on 12-month rolling averages to be calculated monthly.

* During Permit Years 3 and 4, to the extent that the Facility is dispatched to provide power to the grid above the number of megawatts (MW) it provided to the grid at the time of the Denial in June 2022, the emissions associated with the increased MWs shall not count toward the emissions limits in Permit Years 3 and 4. In no event, however, will the Facility's emissions in Permit Years 3 and 4 exceed the actual emissions limit for the immediately preceding Permit Year.

* In no event will the Facility's emissions in Permit Year 5, or any subsequent Permit Years thereafter during which the Facility operates under the final Title V permit, exceed the actual emissions limit of 358,071.27 tons of CO_2e per year, unless expressly authorized by NYSDEC in the form of a subsequent permit modification.

*Greenidge will record and keep a log of the amount of power supplied to the grid for each instance it is dispatched, and the emissions associated with each instance. Greenidge will also record and keep a log of the amount of power used for behind-the-meter activities and the emissions associated with such activities. Greenidge will include all such information in the Facility's semiannual reports already required to be submitted to the Department as a Title V facility.